Exhibit 99
FOR IMMEDIATE RELEASE

Quad to Promote Dave Honan to Chief Operating Officer and Tony Staniak to Chief Financial Officer

Announcement Precedes Upcoming Retirement of
Current Chief Operating Officer,Tom Frankowski

SUSSEX, WI, October 5, 2021 —Quad/Graphics, Inc. (NYSE: QUAD) (“Quad” or the “Company”), a worldwide marketing solutions partner, today announced it will promote Dave Honan to Chief Operating Officer from Chief Financial Officer, and Tony Staniak to Chief Financial Officer from Vice President of Finance. This announcement, part of a planned executive transition process, precedes the retirement of current Chief Operating Officer Tom Frankowski, who will depart Quad on December 31, 2021, after a 42-year career with the Company.

“Quad has incredible bench strength on our executive leadership team to continue driving forward our growth and success as a marketing solutions partner,” said Joel Quadracci, Quad Chairman, President & CEO. “Over the past many years, Dave Honan has been deeply involved in developing and guiding our remarkable transformation strategy. He led the design of our capital structure and corporate development activity that positively shaped our transformation and put us in a position of increased strength. In his new role, Dave will draw on his previous operations experience in the manufacturing and service industries. He will focus on connecting our entire operational organization to take advantage of the momentum building in our Sales and Marketing efforts. I look forward to Dave’s leadership and contributions, especially in bringing together our people, processes and products to drive performance. He recognizes the key drivers of success for our business, which include engaging and retaining employees, and perpetually innovating to drive top-line revenue and productivity enhancements across our entire integrated platform. Through our continued partnership I am certain we will create a better way for all our stakeholders.”

Added Quadracci: “Tony Staniak has been a strong partner to Dave for many years, and is well connected to all parts of our business. He helped prepare Quad for our launch as a public company in 2010 and, since then, has built out essential functions and processes with a strong focus on talent development. We have tremendous confidence in Tony, and know his experience, knowledge and focus on growth will serve us well.”

Tom Frankowski will retire at yearend 2021 after four decades of building Quad into a premier company – first as a commercial printer and, more recently, as a marketing solutions partner. “Tom joined our company in its infancy and guided the development and rapid-fire growth of key areas of our business, including digital imaging, continuous improvement and print manufacturing on a global scale,” Quadracci said. “We cannot thank him enough for his indispensable contributions to Quad and the entire global printing industry. His aptitude for business strategy and relentless innovation propelled us to greatness.”

Honan and Staniak assume their new roles on January 1, 2022, and will use the next three months to ensure a seamless transition of responsibilities.

About the Leaders

Dave Honan, 52, joined Quad in 2009, quickly advancing from Corporate Controller to CFO. He is credited with building a sophisticated public company finance and accounting function. Previously, Dave was Vice President, General Manager at Journal Community Publishing Group, and held executive-level positions at Newell Rubbermaid.

Tony Staniak, 48, joined Quad in 2009 as Director of External Reporting and then assumed roles of increasing responsibility within the Company’s Accounting and Finance departments, including Director of Internal Audit, Executive Director – Financial Controller, Vice President & Chief Accounting Officer, and, most recently, Vice President of Finance, where he oversees Financial Planning and Advanced Analytics, Corporate Credit, and serves as a leader in Corporate Development and Investor Relations. Previously, he had been CFO at Sagence, Inc., a consulting firm specializing in data management and analytics. He began his career in public accounting.

Tom Frankowski, 60, joined Quad in 1979, focusing first on Prepress (later called Imaging), where he later built operations into one of the industry’s premier premedia providers. He is credited with engineering Quad’s strategic entrance into the digital era. Throughout his career, Tom has played an important leadership role in growing the Company from a small startup to a global printing leader well-known for innovation. He has led the development and implementation of technology; optimized organizational structures for greater performance; and maintained a culture of continuous improvement based on Lean Enterprise principles, propelling Quad to the forefront of the print industry.

About Quad

Quad (NYSE: QUAD) is a worldwide marketing solutions partner that leverages its 50-year heritage of platform excellence, innovation, strong culture and social purpose to create a better way for its clients, employees and communities. The Company’s integrated marketing platform helps brands and marketers reduce complexity, increase efficiency and enhance marketing spend effectiveness. Quad provides its clients with unmatched scale for client on-site services and expanded subject expertise in marketing strategy, creative solutions, media deployment (which includes a strong foundation in print) and marketing management services. With a client-centric approach that drives the Company to continuously evolve its offering, combined with leading-edge technology and single-source simplicity, the Company has the resources and knowledge to help a wide variety of clients in multiple vertical industries, including retail, publishing, consumer technology, consumer packaged goods, financial services, insurance, healthcare and direct-to-consumer. Quad has multiple locations throughout North America, South America and Europe, and strategic partnerships in Asia and other parts of the world. For additional information visit www.QUAD.com.

Media Contact

Claire Ho
Director of Corporate Communications, Quad
414-566-2955
cho@quad.com